Exhibit 99.1

Cerus Appoints Timothy L. Moore to Board of Directors

CONCORD, CA, September 6, 2018 - Cerus Corporation (Nasdaq: CERS) today announced the appointment of Timothy L. Moore to its Board of Directors. Mr. Moore, who currently serves as executive vice president, technical operations for Kite, a Gilead Company, brings over three decades of experience in engineering, manufacturing, and technical operations in the biopharmaceutical industry.

“Following an extensive search, we are delighted to welcome Tim to Cerus’ Board of Directors,” said Daniel Swisher, Chair of the Board. “Tim brings a wealth of manufacturing operations experience and an impressive track record of success in helping companies in the life sciences industry scale their global manufacturing and supply chain operations. Tim’s extensive experience with plasma derivative and cell therapy production lines in multiple geographies will serve Cerus well, as we strive to establish the INTERCEPT blood system as the global standard of care for transfused blood components.”

“I am looking forward to joining the Cerus Board and supporting the Company’s strategic plan, including scaling the operational infrastructure for INTERCEPT and launching their red cell product,” commented Timothy L. Moore. “Cerus’ INTERCEPT product portfolio is set to transform blood safety and availability across the globe, and I am excited to work with the company to achieve its next stage of growth.”

Prior to his current position at Kite where he has led the global manufacturing effort for the launch of Kite’s revolutionary Yescarta product, Mr. Moore served 12 years in various engineering, supply chain and manufacturing leadership roles at Genentech, most recently as senior vice president and head of global technical operations, biologics unit. Previously in his career, Mr. Moore held senior manufacturing, operations, and engineering positions at CSL Ltd, Armour Pharmaceuticals, and Merck.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Contact:

Tim Lee – Investor Relations Director

Cerus Corporation

925-288-6137

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